Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

We have read Item 4.01 included in Amendment No. 1 to the Form 8-K dated February 15, 2006 of Great China International Holdings, Inc. (formerly Red Horse Entertainment Corporation) (Commission File No. 0-23015) filed with the Securities and Exchange Commission and are in agreement with the statement contained therein. We are not in a position to agree or disagree with the disclosures regarding Murrell, Hall, McIntosh & Co. PLLP.

/s/

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 28, 2006